Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 18, 2021

Board of Directors

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to VICI Properties Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $1,000,000,000 aggregate gross sales price of the Company’s common stock, $0.01 par value per share (the “Offered Shares”), all of which are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement, originally dated May 27, 2021, as amended by Amendment No. 1, dated the date hereof by and among the Company, VICI Properties L.P., a Delaware limited partnership (the “Operating Partnership”), and each of the persons named on Schedule 1 attached hereto (as so amended, the “Equity Distribution Agreement”), which, among other things, contemplates that the Company may from time to time enter into one or more letter agreements with each of the persons named on Schedule 2 attached hereto (the “Forward Sale Agreements,” and together with the Equity Distribution Agreement, the “Agreements”), the form of which is attached as Annex II of the Equity Distribution Agreement. Pursuant to the Forward Sale Agreements, the Company may issue additional shares of common stock (the “Forward Settlement Shares,” and together with the Offered Shares, the “Shares”), in settlement of the transactions contemplated by the Forward Sale Agreements. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated November 18, 2021 and the accompanying base prospectus dated November 18, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-261180) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that when issued in accordance with the provisions of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Schedule 1

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179

BofA Securities, Inc. One Bryant Park New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

Robert W. Baird & Co. Incorporated 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	Stifel, Nicolaus & Company, Incorporated 787 Seventh Avenue, 11th Floor New York, New York 10019

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019	Truist Securities, Inc. 3333 Peachtree Road NE, 11th Floor Atlanta, Georgia 30326

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282	Wells Fargo Securities, LLC 375 Park Avenue, 4th Floor New York, New York 10152

Schedule 2

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	JPMorgan Chase Bank, National Association, New York Branch 383 Madison Avenue New York, New York 10179

BofA Securities, Inc. One Bryant Park New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019	Truist Securities, Inc. 3333 Peachtree Road NE, 11th Floor Atlanta, Georgia 30326

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282	Wells Fargo Securities, LLC 375 Park Avenue, 4th Floor New York, New York 10152